Exhibit 3.1

THE COMPANIES LAW (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

VANCEINFO TECHNOLOGIES INC.

(Adopted by special resolution dated April 28, 2006)

(Conformed and Consolidated Copy)

1.	The name of the Company is VanceInfo Technologies Inc. .

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law (Revised).

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The share capital of the Company is US$87,545.188 divided into (i) 70,000,000 ordinary shares with par value of US$0.001 each (“Ordinary Shares”) and (ii) 17,545,188 preferred shares with par value of US$0.001 each (“Preferred Shares”), 7,175,000 of which are designated as Series A Preferred Shares (“Series A Shares”), 2,990,000 of which are designated as Series B-1 Preferred Shares (“Series B-1 Shares”), 6,380,188 of which are designated as Series B-2 Preferred Shares (“Series B-2 Shares”), and 1,000,000 of which are designated as Series B-3 Preferred Shares (“Series B-3 Shares), with power for the Company insofar as is permitted by law to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether stated to be preference or otherwise shall be subject to the powers hereinbefore contained.

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

VANCEINFO TECHNOLOGIES INC.

(Adopted by special resolution dated April 28, 2006)

INDEX

1.	TABLE A

2.	INTERPRETATION

3.	BOARD OF DIRECTORS

4.	MANAGEMENT OF THE COMPANY

5.	POWER TO APPOINT MANAGING DIRECTOR OF CHIEF EXECUTIVE OFFICER

6.	POWER TO APPOINT MANAGER

7.	POWER TO AUTHORISE SPECIFIC ACTIONS

8.	POWER TO APPOINT ATTORNEY

9.	POWER TO DELEGATE TO A COMMITTEE

10.	COMPENSATION COMMITTEE

11.	POWER TO BORROW AND CHARGE PROPERTY

12.	EXERCISE OF POWER TO PURCHASE SHARES OF THE COMPANY

13.	DISCONTINUATION

14.	ELECTION/REMOVAL OF DIRECTORS

15.	DEFECTS IN APPOINTMENT OF DIRECTORS

16.	DIRECTORS AND PROXIES

17.	VACANCIES ON THE BOARD

18.	NOTICE OF MEETINGS OF THE BOARD

19.	QUORUM AT MEETINGS OF THE BOARD

20.	MEETINGS OF THE BOARD

21.	UNANIMOUS WRITTEN RESOLUTIONS

22.	CONTRACTS AND DISCLOSURE OF DIRECTORS’ INTERESTS

23.	REMUNERATION OF DIRECTORS

24.	OFFICERS OF THE COMPANY

25.	APPOINTMENT OF OFFICERS

26.	REMUNERATION OF OFFICERS

27.	DUTIES OF OFFICERS

28.	CHAIRMAN OF MEETINGS

29.	REGISTER OF DIRECTORS AND OFFICERS

30.	REGISTER OF MORTGAGES AND CHARGES

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31.	OBLIGATIONS OF BOARD TO KEEP MINUTES

32.	INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

33.	WAIVER OF CLAIM BY MEMBER

34.	NOTICE OF ANNUAL GENERAL MEETING

35.	NOTICE OF EXTRAORDINARY GENERAL MEETING

36.	ACCIDENTAL OMISSION OF NOTICE OF GENERAL MEETING

37.	MEETING CALLED ON REQUISITION OF MEMBERS

38.	SHORT NOTICE

39.	POSTPONEMENT OF MEETINGS

40.	QUORUM FOR GENERAL MEETING

41.	ADJOURNMENT OF MEETINGS

42.	ATTENDANCE AT MEETINGS

43.	WRITTEN RESOLUTIONS

44.	ATTENDANCE OF DIRECTORS

45.	VOTING AT MEETINGS

46.	VOTING ON SHOW OF HANDS

47.	DECISION OF CHAIRMAN

48.	DEMAND FOR A POLL

49.	SENIORITY OF JOINT HOLDERS VOTING

50.	INSTRUMENT OF PROXY

51.	REPRESENTATION OF CORPORATION AT MEETINGS

52.	RIGHTS OF SHARES

52A.	PREFERRED SHARES

52B.	ORDINARY SHARES

52C.	REDEMPTION

53.	POWER TO ISSUE SHARES

54.	ALTERATION OF CAPITAL

55.	ALTERATION OF REGISTERED OFFICE, NAME AND OBJECTS

56.	VARIATION OF RIGHTS, ALTERATION OF SHARE CAPITAL AND PURCHASE OF SHARES OF THE COMPANY

57.	REGISTERED HOLDER OF SHARES

58.	DEATH OF A JOINT HOLDER

59.	SHARE CERTIFICATES

60.	CALL ON SHARES

61.	FORFEITURE OF SHARES

62.	CONTENTS OF REGISTER OF MEMBERS

63.	DETERMINATION OF RECORD DATES

64.	INSTRUMENT OF TRANSFER

65.	NON-RESTRICTION ON TRANSFERS

66.	TRANSFERS BY JOINT HOLDERS

67.	REPRESENTATIVE OF DECEASED MEMBER

68.	REGISTRATION ON DEATH OR BANKRUPTCY

69.	DECLARATION OF DIVIDENDS BY THE BOARD

70.	OTHER DISTRIBUTIONS

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71.	RESERVE FUND

72.	DEDUCTION OF AMOUNTS DUE TO THE COMPANY

73.	SHARE PREMIUM ACCOUNT

74.	RECORDS OF ACCOUNT

75.	APPOINTMENT OF AUDITOR

76.	NOTICES TO MEMBERS OF THE COMPANY

77.	NOTICES TO JOINT MEMBERS

78.	SERVICE AND DELIVERY OF NOTICE

79.	THE SEAL

80.	WINDING-UP/DISTRIBUTION BY LIQUIDATOR

81.	ALTERATION OF ARTICLES

iii

THE COMPANIES LAW (REVISED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

VANCEINFO TECHNOLOGIES INC.

(Adopted pursuant to the written resolutions of all the directors and the members of the Company, to be effective upon continuation of VanceInfo Technologies Inc. into the Cayman Islands. The effective date of continuation shall be the date of the certificate of registration by way of continuation issued by the Registrar of Companies of the Cayman Islands.)

1.	Table A

1(1)	The regulations in Table A in the Schedule to the Companies Law (Revised) do not apply to the Company.

2.	Interpretation

2(1)	In these Articles where the context permits:

“Acquisition” has the meaning set forth in Article 52A(f)(5);

“Acquisition Factor” has the meaning set forth in Article 52A(f)(5);

“Additional Ordinary Shares” has the meaning set forth in Article 52A(f)(1);

“Alternate Director” means an alternate director appointed in accordance with these Articles;

“Applicable Conversion Price” has the meaning set forth in Article 52A(c);

“Approved Acquisition” has the meaning set forth in Article 52A(f)(5);

“Approved Acquisition Income” has the meaning set forth in Article 52A(f)(5);

“Articles” means these Articles of Association as altered from time to time;

“Auditors” means the auditors for the time being of the Company and includes any person or partnership;

“Board” means the Board of Directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Law and these Articles or the Directors present at a meeting of Directors at which there is a quorum;

“BVI Subsidiary” means WorkSoft Creative Software Technology Limited, an international business company organized under the laws of the British Virgin Islands;

“Cash Consideration” has the meaning set forth in Article 52A(f)(5);

“class meeting” means a separate meeting of the members of a class of shares;

“Company” means the company for which these Articles are approved and confirmed;

“Convertible Securities” has the meaning set forth in Article 52A(f)(1);

“DCM” means DCM IV, L.P. and DCM Affiliates Fund IV, L.P., collectively;

“DCM Director” means any Director appointed by DCM under Article 14 hereof;

“Dilutive Event” has the meaning set forth in Article 52A(f)(4);

“Director” means a director for the time being of the Company and shall include an Alternate Director;

“FY2005 Audited Net Income” has the meaning set forth in Article 52A(f)(5);

“FY2006 Benchmark Net Income” has the meaning set forth in Article 52A(f)(5);

“FY2006 Target Net Income” has the meaning set forth in Article 52A(f)(5);

“Group Companies” has the meaning set forth in Article 52A(h);

“Initial Series A Redemption Closing” has the meaning set forth in Article 52C(b);

“Japan Subsidiary” means WorkSoft Japan, Inc., a company limited by shares organized under the laws of Japan;

“Law” means The Companies Law (Revised) of the Cayman Islands and every modification or reenactment thereof for the time being in force;

“Legend” means LC Fund II;

“Legend Director” means any Director appointed by Legend under Article 14 hereof;

“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

“Memorandum” means the Memorandum of Association of the Company, as amended and restated;

“month” means calendar month;

“notice” means written notice as further defined in these Articles unless otherwise specifically stated;

“Observer” has the meaning set forth in Article 14;

“Officer” means any person appointed by the Board to hold an office in the Company;

“Options” has the meaning set forth in Article 52A(f)(1);

“ordinary resolution” means a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a simple majority of the votes cast, or a written resolution passed by unanimous consent of all Members entitled to vote;

“Ordinary Shares” means the ordinary shares with the par value of US$0.001 each in the capital of the Company;

“Original Issue Date” has the meaning set forth in Article 52A(f)(1) hereof;

“paid-up” means paid-up or credited as paid-up;

“Par Value” has the meaning set forth in Article 52A(f)(12);

“PRC Subsidiary” means VanceInfo Creative Software Technology Ltd., a limited liability company organized under the laws of the PRC;

“Preferred Directors” refers collectively to the DCM Director, the Legend Director and the Sequoia Director;

“Preferred Shares” means the Series A Shares and the Series B Shares;

“Qualified Public Offering” has the meaning set forth in Article 52A(d);

“Register of Directors and Officers” means the Register of Directors and Officers referred to in these Articles;

“Register of Members” means the register of members of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Seal” means the common seal or any official or duplicate seal of the Company;

“Second Series A Redemption Closing” has the meaning set forth in Article 52C(b);

“Secretary” means the person appointed to perform any or all duties of secretary and includes any deputy or assistant secretary;

“Securities Act” has the meaning set forth in Article 52A(d);

“Series A Conversion Price” has the meaning set forth in Article 52A(c);

“Series A Issue Price” means US$1.00 per Series A Share;

“Series A Original Issue Date” means the date on which the first Series A Share was issued;

“Series A Preference Amount” has the meaning set forth in Article 52A(b);

“Series A Redemption Closings” has the meaning set forth in Article 52C(b);

“Series A Redemption Notice” has the meaning set forth in Article 52C(b);

“Series A Redemption Notice Date” has the meaning set forth in Article 52C(b);

“Series A Redemption Price” has the meaning set forth in Article 52C(b);

“Series A Shares” means series A preferred shares with par value of US$0.001 each in the capital of the Company having the rights set forth in the Memorandum and these Articles;

“Sequoia” means Sequoia Capital China Fund I and its affiliate funds;

“Sequoia Director” means any Director appointed by Sequoia under Article 14 hereof;

“Series B Adjustment Date” has the meaning set forth in Article 52A(f)(5);

“Series B Preference Amount” has the meaning set forth in Article 52A(b);

“Series B Purchase Agreement” means the Series B Preferred Share Purchase Agreement, dated April 28, 2006 by and among the Company and certain other parties named therein, as may be amended;

“Series B Redemption Start Date” has the meaning set forth in Article 52C(a);

“Series B Shares” means those preferred shares defined as Series B-1 Shares, Series B-2 Shares or Series B-3 Shares;

“Series B-1 Conversion Price” has the meaning set forth in Article 52A(c);

“Series B-1 Shares” means series B-1 preferred shares with par value of US$0.001 each in the capital of the Company and having the rights set forth in the Memorandum and these Articles;

“Series B-1 Issue Price” means US$2.20;

“Series B-1 Original Issue Date” means the date on which the first Series B-1 Share was issued;

“Series B-2 Conversion Price” has the meaning set forth in Article 52A(c);

“Series B-2 Shares” means series B-2 preferred shares with par value of US$0.001 each in the capital of the Company and having the rights set forth in the Memorandum and these Articles;

“Series B-2 Issue Price” means US$2.8996;

“Series B-2 Original Issue Date” means the date on which the first Series B-2 Share was issued;

“Series B-3 Conversion Price” has the meaning set forth in Article 52A(c);

“Series B-3 Shares” means series B-3 preferred shares with par value of US$0.001 each in the capital of the Company and having the rights set forth in the Memorandum and these Articles;

“Series B-3 Issue Price” means US$2.8996;

“Series B-3 Original Issue Date” means the date on which the first Series B-3 Share was issued;

“share” includes a fraction of a share;

“Share Pledge Agreement” means the Share Pledge Agreement, dated as of March 10, 2005, by and among the Company and certain other parties named therein, as amended on April 19, 2006;

“special resolution” means a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a majority of not less than two-thirds of the votes cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote;

“Trade Sale” has the meaning set forth in Article 52C(b);

“U.S. Subsidiary” means Worksoft Creative Software Technology, Inc. a corporation organized under the laws of Delaware;

“year” means calendar year.

2(2)	In these Articles where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine gender and vice versa;

(c)	words importing persons include companies or associations or bodies of persons, corporate or not;

(d)	the word “may” shall be construed as permissive; the word “shall” shall be construed as imperative;

(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof.

2(3)	Subject as aforesaid, words defined or used in the Law have the same meaning in these Articles.

2(4)	Expressions referring to writing or written shall unless the contrary intention appears, include facsimile, printing lithography, photography and other modes of representing words in a visible form.

2(5)	The headings in these Articles are for ease of reference only and shall not affect the construction or interpretation of these Articles.

2(6)	For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 14, 52A and 52C and, subject to the requirements of the Law, in the event of any conflict, the provisions of Articles 14, 52A and 52C shall prevail over any other Article herein.

BOARD OF DIRECTORS

3.	Board of Directors

The business of the Company shall be managed and conducted by the Board.

4.	Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting.

(2) No regulation or alteration to these Articles pursuant to a special resolution shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(3) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

5.	Power to appoint managing director or chief executive officer

The Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

6.	Power to appoint manager

Subject to policies established by the Compensation Committee and Article 52A, the Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

7.	Power to authorise specific actions

The Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

8.	Power to appoint attorney

The Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

9.	Power to delegate to a committee

The Board may delegate any of its powers to a committee appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the directors for this purpose, the meetings and proceedings of such committees shall be governed by the provisions of these Articles covering the meetings and proceedings of the Directors, including provisions for written resolutions.

10.	Committees

(1) The Board shall establish and maintain a Compensation Committee, an Audit Committee and such other committees as the Board designates. The Compensation Committee shall at all times consist of not less than two (2) members of the Board. No member of the Compensation Committee shall be an officer or employee of the Company. The Compensation Committee shall have sole power and responsibility for (i) setting standard salary and equity compensation guidelines for the Company, (ii) approving the compensation, benefits and severance arrangements for Officers and senior managers of the Company (vice president level and above), (iii) administering the Company’s equity incentive plans and approving any share option or share grants or similar rights to employees of the Company, and (iv) ensuring that all employees of the Company are employed “at will”, subject to applicable employment laws.

(2) No committee created by the Board shall have more than five (5) members and Sequoia shall have the right, but not the obligation, to appoint one (1) member to each committee.

11.	Power to borrow and charge property

Subject to Article 52A, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

12.	Exercise of power to purchase shares of the Company

Each of the following acts in this Article 12 is subject in each case to the Law and Articles 52A and 52C hereof:

(1) Subject to the Law, the Company is hereby authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member; but, save for shares declared to be redeemable by the Memorandum, the Directors shall not issue redeemable shares without the sanction of an ordinary resolution.

(2) The Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to the Law. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

(3) The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

(4) Unless fixed by the ordinary resolution sanctioning its issue the redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

(5) Unless otherwise provided or directed by the ordinary resolution sanctioning the issue of the shares concerned:

(a)	every share certificate representing a redeemable share shall indicate that the share is redeemable;

(b)	in the case of shares redeemable at the option of a Member a redemption notice from a Member may not be revoked without the agreement of the Directors;

(c)	at the time or in the circumstances specified for redemption the redeemed shares shall be cancelled and shall cease to confer on the relevant Member any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable so soon as it can with due despatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance);

(d)	the redemption price may be paid in any manner authorised by these Articles for the payment of dividends;

(e)	a delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by class A banks in the Cayman Islands for thirty day deposits in the same currency;

(f)	the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose);

(g)	subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected;

(h)	no share may be redeemed unless it is fully paid-up.

13.	Discontinuation

The Board may exercise all the powers of the Company to discontinue the Company to a named country or jurisdiction outside the Cayman Islands pursuant to Section 226 of the Law.

14.	Election/Removal of Directors

(1) Unless otherwise determined by the Company in general meeting, the number of Directors shall not be less than two (2). There shall be no maximum number of Directors unless otherwise determined from time to time by the Members in general meeting. As long as Sequoia holds no less than 2,600,000 Preferred Shares, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, Sequoia shall be exclusively entitled to appoint one (1) director (the “Sequoia Director”) to serve on the Board. As long as DCM holds no less than 2,600,000 Preferred Shares, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, DCM IV, L.P. shall be exclusively entitled to appoint one (1) director (the “DCM Director”) to serve on the Board. As long as Legend holds no less than 2,600,000 Preferred Shares, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, Legend shall be exclusively entitled to appoint one (1) director (the “Legend Director”) to serve on the Board. The holders of the Ordinary Shares, voting together as a separate class (and not with the Preferred Shares), shall be exclusively entitled to appoint two (2) directors (the “Ordinary Directors”) to serve on the Board, one of whom shall be the Company’s then current Chief Executive Officer or his designated person. The Directors shall have the power from time to time and at any time to appoint any person as a Director as an addition to the existing Board.

(2) For so long as it holds any Series A Shares, each holder of Series A Shares shall be entitled, and for so long as any Series B Shares are outstanding, Sequoia shall be entitled, to designate one (1) representative (an “Observer”) to attend all meetings of the Board and all committees thereof in a non-voting, observer capacity, and to receive concurrently with the Board all notices of meetings of the Board (and copies of materials distributed in connection therewith), even if the Observer does not attend such meeting, provided, that the Company reserves the right to exclude such Observer from a meeting and withhold access to information that it reasonably considers to be a trade secret or similar confidential information, unless such Observer executes a confidentiality and nondisclosure agreement in the form provided by the Company.

(3) A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

(4) If a vacancy occurs through the death, resignation or removal of a Director, a new director may be elected pursuant to the terms of Article 14(1).

(5) There shall be no shareholding qualification for Directors unless prescribed by special resolution.

15.	Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

16.	Alternate Directors and Proxies

(1) A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

(2) The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

(3) An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

(4) If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

(5) Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

(6) An Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

(7) Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

(8) A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by members shall apply equally to the appointment of proxies by Directors.

17.	Vacancies on the Board

(1) The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Articles as the quorum necessary for the transaction of business at meetings of the Board, the continuing Directors or Director may act for the purpose of (i) increasing the number of Directors to the requisite number (ii) summoning a general meeting of the Company or (iii) preserving the assets of the Company.

(2) The office of Director shall be vacated if the Director:-

(a)	is removed from office pursuant to these Articles or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law or any analogous law of a jurisdiction outside the Cayman Islands or dies;

(d)	resigns his or her office by notice in writing to the Company.

(e)	Any Director who shall have been elected by a specified group of Members pursuant to Article 14 hereof may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board caused as a result of one or more of the events set out in Article 17(2)(a) to (d) of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of the holders of a majority of the shares of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

18.	Notice of meetings of the Board

(1) A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. A Director shall be given not less than seven (7) days notice of meetings of Directors, but a meeting of Directors held without seven (7) days notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a Director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director in writing by post, cable, telex, telecopier, facsimile, email or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

19.	Quorum at meetings of the Board

A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than a majority of the Directors, at least two (2) of which shall be the Preferred Directors (so long as the holders of Preferred Shares are entitled to appoint Preferred Directors).

20.	Meetings of the Board

(1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit provided, that the Board shall meet at least once each quarter.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(3) A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a simple majority of the votes cast and in the case of an equality of votes the resolution shall fail.

21.	Unanimous written resolutions

A resolution in writing signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution.

22.	Contracts and disclosure of Directors’ interests

(1) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest.

(3) Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

23.	Remuneration of Directors

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the unanimous consent of the Board. All Directors shall be responsible for the expenses arising from their attendance at meetings of the Board of Directors and expenses incurred in their service as Directors. The Directors may by resolution approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director.

OFFICERS

24.	Officers of the Company

The Officers of the Company shall consist of a Chairman and a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Articles.

25.	Appointment of Officers

The Company may by resolution of Directors appoint Officers of the Company at such times as shall be considered necessary or expedient. Such Officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Treasurers and such other Officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

26.	Remuneration of Officers

The Officers shall receive such remuneration as the Compensation Committee may from time to time determine.

27.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28.	Chairman of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members and of the Board at which such person is present. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Vice Chairman of the Board shall preside. If there is no Vice Chairman of the Board or if the Vice Chairman of the Board of Directors is not present at the meeting the Directors present shall choose someone of their number to be Chairman of the meeting.

29.	Register of Directors and Officers

(1) The Board shall cause to be kept in one or more books at its registered office a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address, facsimile number and email address.

(2) The Board shall, within the period of thirty days from the occurrence of -

(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

30.	Register Of Mortgages And Charges

(1) The Directors shall cause to be kept the register of mortgages and charges required by the Law.

(2) The Register of Mortgages and Charges shall be open to inspection at the office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection.

MINUTES

31.	Obligations of Board to keep minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:-

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

32.	Indemnification of Directors and Officers of the Company

(1) To the maximum extent permitted under the Law, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an Officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a Director, an Officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

(2) The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

(3) The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

(4) The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

(5) If a person to be indemnified has been successful in defence of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

(6) The Company may purchase and maintain insurance in relation to any person who is or was a Director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a Director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

33.	Waiver of claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

34.	Notice of annual general meeting

(1) The Company shall in each year hold a general meeting as its annual general meeting, provided that, if the Company is an exempted company, it may by ordinary resolution determine that no annual general meeting need be held in a particular year or years or indefinitely.

(2) Subject to paragraph (1) the annual general meeting of the Company shall be held in each year other than the year of incorporation at such time and place as the Chairman or any two Directors or any Director and the Secretary or the Board shall appoint. At least seven days notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held and if different, the record date for determining members entitled to attend and vote at general meeting, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

35.	Notice of extraordinary general meeting

(1) General meetings other than annual general meetings shall be called extraordinary general meetings.

(2) The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than seven days’ notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

36.	Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37.	Meeting called on requisition of Members

(1) Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company, forthwith proceed to convene a extraordinary general meeting of the Company to be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

(2) If the Directors do not within ten days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

38.	Short notice

A meeting of Members may be called on short notice:

(a) if Members holding not less than 90 per cent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 per cent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 90 per cent majority of the remaining votes, have agreed to short notice of the meeting, or

(b) if all Members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

39.	Postponement of meetings

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Articles.

40.	Quorum for general meeting

A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on resolutions of Members to be considered at the meeting, (ii) holders of not less than a majority of the Series A Shares, and (iii) holders of not less than a majority of the Series B Shares.

41.	Adjournment of meetings

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy (i) not less than a majority of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, (ii) holders of not less than a majority of the Series A Shares, and (iii) holders of not less than a majority of the Series B Shares, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

42.	Attendance at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

43.	Written resolutions

(1) Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members of the Company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf on, the holders of a majority of the issued and outstanding shares of the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

(4) A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

44.	Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45.	Voting at meetings

(1) Subject to the provisions of the Law and these Articles including without limitation Article 52A, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a simple majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

(2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

46.	Voting on show of hands

At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of these Articles including without limitation Article 52A, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his or her hand.

47.	Decision of chairman

At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

48.	Demand for a poll

(1) Notwithstanding the provisions of the immediately preceding two Articles, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Articles), a poll may be demanded by the Chairman or at least one Member.

(2) Where, in accordance with the provisions of subparagraph (1) of this Article, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares and subject to the provisions of Article 52A, every person present at such meeting shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in sub-paragraph (4) of this Article or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(3) A poll demanded in accordance with the provisions of subparagraph (1) of this Article, for the purpose of electing a chairman or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the chairman may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(4) Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered member in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy members appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

49.	Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

50.	Instrument of proxy

The instrument appointing a proxy shall be in writing in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto, under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairman of any general meeting as to the validity of any instrument of proxy shall be final.

51.	Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorise such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

52.	Rights of shares

The authorised capital is made up of Preferred Shares and Ordinary Shares, and is as set forth in the Memorandum.

52A.	Preferred Shares

The Preferred Shares shall have the following rights:

(a)

Dividends. Each holder of Series B-1 Shares, Series B-2 Shares or Series B-3 Shares shall be entitled to receive dividends at the rate of eight percent (8%) of the Series B-1 Issue Price, Series B-2 Issue Price or Series B-3 Issue Price, respectively, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, per annum for each such share held by such holder, payable out of funds or assets when and as such funds or assets become legally available therefor on parity with each other, prior and in preference to any dividend on any other class, classes or series of shares. Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. Holders of Series B Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis, prior and in preference to, and satisfied before, the amounts payable on any other class, classes or series of shares.

After payment of the above dividend on the Series B Shares, the holders of Series A Shares shall be entitled to receive dividends at the rate of eight percent (8%) of the Series A Issue Price, as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions, per annum for each such share held by such holder, payable out of any funds when and as such funds or assets become legally available therefore on parity with each other, prior and in preference to any dividend on the Ordinary Shares. Such dividends shall be payable only when, as, and if declared by the Board and shall be noncumulative. Holders of Series A Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis, prior and in preference to, and satisfied before, the amounts payable on the Ordinary Shares.

After payment of the above dividends on the Series B Shares and the Series A Shares, the holders of Preferred Shares shall be entitled to receive out of any funds legally available therefor, any dividend, whether in cash, in property or in shares of the capital of the Company paid on any other class or series of shares of the Company on a pro rata and as-converted basis. Holders of Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

(b)	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series B-1 Shares, Series B-2 Shares and Series B-3 Shares shall respectively be entitled to receive, prior to any distribution to the holders of the Series A Shares and Ordinary Shares, an amount per share equal to the Series B-1 Issue Price, Series B-2 Issue Price or Series B-3 Issue Price, as the case may be, as adjusted for share dividends, splits, combinations, recapitalizations or similar events, plus all declared but unpaid dividends thereon (the “Series B Preference Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Company the assets and funds thus distributed among the holders of Series B Shares shall be insufficient to permit the payment to all holders of Series B Shares of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Shares in proportion to the Series B Preference Amount each such holder is otherwise entitled to receive.

After the full Series B Preference Amount on all outstanding Series B Shares has been paid, the holders of Series A Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares, an amount per Series A Share equal to the Series A Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus all declared but unpaid dividends thereon (the “Series A Preference Amount”). If the Company has insufficient assets to permit payment of the Series A Preference Amount in full to all holders of Series A Shares, then the assets of the Company remaining after paying the Series B Preference Amount shall be distributed ratably to the holders of the Series A Shares in proportion to the Series A Preference Amount each such holder of Series

A Shares would otherwise be entitled to receive. After the full Series B Preference Amount on all outstanding Series B Shares and the full Series A Preference Amount on all outstanding Series A Shares have been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of the Preferred Shares (on an as-converted basis) together with the holders of Ordinary Shares. Notwithstanding the foregoing, in the event that a holder of Series A Shares would have received at least 500% of the Series A Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) per Series A Share held by such holder if all of the Series A Shares held by such holder were to be converted to Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company, then all of the Series A Shares held by such holder shall be automatically converted into Ordinary Shares and such holder shall receive any distributable funds or assets of the Company as a holder of Ordinary Shares.

The following events shall be treated as a liquidation under this Article 52A(b) unless waived in writing by each of (i) holders of at least a majority of the then outstanding Series A Shares, voting together as a single class on an as if converted basis, and (ii) holders of at least a majority of the then outstanding Series B Shares, voting together as a single class on an as if converted basis:

(1) any consolidation, amalgamation, scheme of arrangement or merger of the Company with or into any other entity or other corporate reorganization, in which the Members of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization, own less than 50% of the surviving entity’s or entities’ voting power immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred;

(2) a sale, transfer, lease or other disposition of all or substantially all of the assets of the Company (or any series of related transactions resulting in such sale, transfer, or lease of all or substantially all of the assets of the Company); or

(3) the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party,

and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of Article 52A(b).

In the event that the Company shall propose at any time to consummate a liquidation; then, in connection with each such event, the Company shall send to the holders of the Preferred Shares at least twenty (20) days prior written notice of the date when the same will take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of each of (i) holders of a majority of the then outstanding Series A Shares, voting together as a single class on an as if converted basis, and (ii) holders of a majority of the then outstanding Series B Shares, voting together as a single class on an as if converted basis.

In the event the requirements of this Article 52A(b) are not complied with, the Company shall forthwith either (i) cause the closing of the liquidation to be postponed until such time as the requirements of this Article 52A(b) have been complied with, or (ii) cancel such transaction.

Notwithstanding any other provision of this Article 52A(b), the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Series B Shares, Series A Shares and Ordinary Shares shall be determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Article 52A(b) (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The holders of at least a majority of the outstanding Series B Shares or Series A Shares, each voting together as a single class on an as if converted basis, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 52A(b), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

(c)	Conversion Rights. Unless converted earlier pursuant to Article 52A(d) below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of such Preferred Shares at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the Applicable Conversion Price. The “Applicable Conversion Price” with respect to Series A Shares, Series B-1 Shares, Series B-2 Shares and Series B-3 Shares means the then-effective Series A Conversion Price, Series B-1 Conversion Price, Series B-2 Conversion Price and Series B-3 Conversion Price, respectively. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A Share shall be the quotient of the Series A Original Issue Price divided by the then effective Series A Conversion Price, which shall initially be US$1.00 (“Series A Conversion Price”) resulting in an initial conversion ratio for Series A Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-1 Share shall be the quotient of the Series B-1 Original Issue Price divided by the then effective Series B-1 Conversion Price, which shall initially be US$2.20 (“Series B-1 Conversion Price”) resulting in an initial conversion ratio for Series B-1 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-2 Share shall be the quotient of the Series B-2 Original Issue Price divided by the then effective Series B-2 Conversion Price, which shall initially be US$2.8996 (“Series B-2 Conversion Price”) resulting in an initial conversion ratio for Series B-2 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-3 Share shall be the quotient of the Series B-3 Original Issue Price divided by the then effective Series B-3 Conversion Price, which shall initially be US$2.8996 (“Series B-3 Conversion Price”) resulting in an initial conversion ratio for Series B-3 Preferred Shares of 1:1.

(d)	Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, at the Applicable Conversion Price, (i) upon the date specified by written consent or agreement of the holders of at least a majority of the Series B Shares then outstanding and a majority of the Series A Shares then outstanding, each voting together as a separate class on an as if converted basis, or (ii) immediately prior to the closing of the first firm commitment underwritten public offering of Ordinary Shares of the Company made pursuant to an effective registration statement under the United States Securities Act of 1933 (the “Securities Act”), as amended, on the New York Stock Exchange or the Nasdaq National Market, at a public offering price per share (prior to underwriting commissions and expenses) that values the Company at not less than US$300,000,000 and which will bring gross proceeds to the Company, before deduction of underwriting discounts and registration expenses, of at least US$50,000,000, or a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange; provided that such offering satisfies the foregoing valuation and gross proceeds requirements (a “Qualified Public Offering”). In the event of the automatic conversion of the Preferred Shares upon a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Public Offering.

(e)	Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Applicable Conversion Price for the Preferred Shares in question. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall effect such conversion by the redemption and cancellation of the Preferred Shares to be converted followed by the allotment and issuance of such number of Ordinary Shares receivable upon such conversion. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(f)	Adjustments to Applicable Conversion Price.

(1)	Special Definitions. For purposes of this Article 52A(f), the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” shall mean the Series A Original Issue Date, Series B-1 Original Issue Date, Series B-2 Original Issue Date or Series B-3 Original Issue Date, as applicable given the context.

(iii)	“Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 52A(f)(3), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)	any Series B Shares issued under or pursuant to the Series B Share Purchase Agreement;

(B)	any Ordinary Shares issued or issuable to officers, directors, employees and consultants of any Group Company pursuant to share option or purchase plans approved by the Compensation Committee and holders of more than a majority of the Preferred Shares then outstanding;

(C)	securities issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 52A(f)(7) or 52A(f)(8) hereof;

(D)	any securities issued in connection with any share split, share dividend or other similar transactions of the Company;

(E)	any securities issued upon the exercise, conversion or exchange of any outstanding exercisable, convertible or exchangeable security;

(F)	any securities issued pursuant to a Qualified Public Offering;

(G)	any securities issued pursuant to the acquisition of another corporation or entity approved by the Board by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; and

(H)	securities of the Company which are otherwise excluded by the unanimous written consent of the Board.

(2)	No Adjustment to Applicable Conversion Price. No adjustment in the Applicable Conversion Price for any Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Applicable Conversion Price for such Preferred Shares in effect on the date of and immediately prior to such issuance.

(3)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Article 52A(f)(3)(ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to any Preferred Share unless the consideration per share (determined pursuant to Article 52A(f)(6) hereof) of such Additional Ordinary Shares would be less than the Applicable Conversion Price for such share in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)	no further adjustment to the Applicable Conversion Price for such share shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Applicable Conversion Price for such share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price for such share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised.

No readjustment pursuant to Article 52A(f)(3)(ii) or Article 52A(f)(3)(iii) above shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in Article 52A(f)(3)(iii) above.

(4)	Sale of Shares Below the Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 52A(f)(3)) at a subscription price per Ordinary Share (on an as-converted basis) less than the Applicable Conversion Price (as adjusted from time to time) in effect on the date of and immediately prior to such issuance (a “Dilutive Event”), then the Applicable Conversion Price shall be reduced, concurrently with such issuance, to a price determined as set forth below. The mathematical formula for determining the adjusted Applicable Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

AP = OP * (OS + (NP/OP))/(OS + NS)

WHERE:

AP = adjusted Applicable Conversion Price

OP = old Applicable Conversion Price

OS = the number of outstanding Ordinary Shares immediately before the Additional Ordinary Shares are issued or sold

NP = the total consideration received for the issuance or sale of Additional Ordinary Shares

NS = the number of Additional Ordinary Shares issued or sold

The newly adjusted Applicable Conversion Price shall be the amount equal to the price determined by multiplying the old Applicable Conversion Price by a fraction

(i)	the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares would purchase at the old Applicable Conversion Price; and

(ii)	the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of such Additional Ordinary Shares so issued;

provided that for the purposes of this Article 52A(f)(4), all Ordinary Shares issuable upon conversion of outstanding Preferred Shares and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding.

(5)	One-time Conversion Price Adjustment Based on Company Accounts. Immediately upon completion of the year-end audit of the Company’s audited consolidated financial statements for the fiscal year ending on December 31, 2006, which audit shall be completed not later than March 31, 2007 by a “Big 4” accounting firm selected by the Company (the “Big 4 Auditor”) using United States Generally Accepted Accounting Principles, (i) the Company shall deliver a complete copy of such audited financial statements, together with the accompanying notes, the signed audit letter and any management letters, to each holder of Series B-2 Shares, and (ii) the Applicable Conversion Price for each Series B-2 Share shall be adjusted retroactively as of December 31, 2006 (the “Series B Adjustment Date”) by multiplying the Applicable Conversion Price for each Series B-2 Share as in effect on the Series B Adjustment Date by the factor “F2006”:

Where:

F2006 = FY2006 Benchmark Net Income divided by FY2006 Target Net Income; provided, that (i) if the FY2006 Benchmark Net Income is greater than FY2006 Target Net Income, then F2006 shall equal 1, and (ii) if the FY2006 Benchmark Net Income is less than US$7,600,000, then F2006 shall equal 0.8.

“FY2006 Target Net Income” means US$9,500,000; provided, however, that if the Company issues any shares, Convertible Securities or Options in connection with one or two (but no more than two) Approved Acquisitions, FY2006 Target Net Income shall automatically be adjusted upward for each Approved Acquisition to an amount equal to US$9,500,000 multiplied by a fraction (i) the numerator of which shall be the number of Ordinary Shares outstanding immediately after such issuance and (ii) the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance; provided, further, that for purposes of this paragraph, all Ordinary Shares issuable upon conversion of outstanding Preferred Shares and outstanding Convertible Securities or exercise of outstanding Options shall be deemed to be outstanding.

“FY2006 Benchmark Net Income” means the sum of (i) the consolidated audited after-tax net income of the Company for the fiscal year ending December 31, 2006 as audited according to United States Generally Accepted Accounting Principles (provided that, solely for purposes of the determination of FY2006 Benchmark Net Income, all the gains of the Company arising from the Renminbi-US Dollar currency conversion during the fiscal year ending on December 31, 2006 shall be treated as operational income of the Company) by the Big 4 Auditor excluding (x) the Approved Acquisition Income (as defined below); (y) any income from any Acquisitions or investment other than the Approved Acquisitions and (z) any stock option expenses, goodwill impairment relating to any Acquisitions, or any fees for financial advisors or legal counsel incurred directly relating to the negotiation and conclusion of the sale and purchase of the Series B Shares; and (ii) an amount equal to the product of (x) the aggregate Approved Acquisition Income, and (y) the Acquisition Factor, further provided, that if the FY2005 Audited Net Income is less than US$4,200,000, then the difference between the FY2005 Audited Net Income (as defined below) and US$4,200,000 shall be deducted from the FY2006 Benchmark Net Income.

“Approved Acquisition” means, one or two, and not more than two, Acquisition(s) meeting all of the following criteria: (i) the Acquisition must be of an entity duly approved by the Board (including the affirmative vote of the Sequoia Director), (ii) the Acquisition must be designated by the chief executive officer of the Company for purposes of the determination of FY2006 Benchmark Net Income by written notice to the Board (including the Sequoia Director) at or prior to the closing of the Acquisition, and (iii) the Acquisition must be consummated on or prior to December 31, 2006. For the avoidance of doubt, once the chief executive officer of the Company designates an Acquisition as an Approved Acquisition for purposes of the determination of FY2006 Benchmark Net Income, such designation shall not be changed without the prior written consent of the Sequoia Director.

“Acquisition” means any acquisition of a “Business”, as that term is defined under

Rule 11-01(d) of Regulation S-X promulgated under the Securities Act, but including without limitation a purchase of a controlling interest in any third party or all or substantially all the assets of any third party.

“Approved Acquisition Income” means income calculated on a pro forma basis by the Big 4 Auditor derived from any Approved Acquisition(s) for the fiscal year ending December 31, 2006, provided that, if the Cash Consideration actually required to be paid by the Group Companies in connection with either Approved Acquisition is more than US$5,000,000, the Approved Acquisition Income shall only include the income derived from one Approved Acquisition requiring the greatest Cash Consideration; and if the aggregate Cash Consideration actually required to be paid by the Group Companies in connection with both Approved Acquisitions is less than US$5,000,000, the Approved Acquisition Income shall include income derived from both Approved Acquisitions.

“Acquisition Factor” means US$5,000,000 divided by the Cash Consideration actually required to be paid by the Company in connection with all Approved Acquisitions, provided, however, if the Approved Acquisition Income of only one Approved Acquisition is included in the definition of “Approved Acquisition Income”, the “Acquisition Factor” means US$5,000,000 divided by the Cash Consideration required to be paid by the Company in connection with the one Approved Acquisition for which the Approved Acquisition Income was included, provided, further, that the Acquisition Factor shall be 1.0 if the Cash Consideration actually required to paid by the Company in connection with all Approved Acquisitions is less than US$5,000,000.

For purposes of this Article 52A(f), “Cash Consideration” shall include any self-owned cash of the Group Companies and any loan, debt or indebtedness incurred by any Group Company in connection with all Approved Acquisitions.

“FY2005 Audited Net Income” means the consolidated audited after-tax net profit of the Company for the fiscal year ending December 31, 2005 as audited according to International Accounting Standards by the Big 4 Auditor, not including any extraordinary income, such as that arising from changes in accounting policies.

Any adjustment to the Applicable Conversion Price for any Series B-2 Share made pursuant to this Article 52A(f)(5) shall be in addition to, and not in substitution for, any other prior or subsequent adjustments made to the Applicable Conversion Price for such Series B-2 Share pursuant to this Article 52A.

(6)	Determination of Consideration. For purposes of this Article 52A(f), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in Article 52A(f)(6) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends and before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or Director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in Article 52(f)(6)(i)(A) and Article 52(f)(6)(i)(B) above, as determined in good faith by the Board.

(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 52A(f)(3), relating to Options and Convertible Securities, shall be determined by dividing

(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.

(7)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of

Ordinary Shares, the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Applicable Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(8)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 52A(f) with respect to the rights of the holders of the Preferred Shares.

(9)	Adjustments for Reclassification, Exchange and Substitution. Subject to Article 52A(b) above, if the Ordinary Shares issuable upon conversion of Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(10)	No Impairment. The Company will not (without obtaining the requisite consent), by the amendment of its Memorandum and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 52A(f) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Shares against impairment.

(11)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to Article 52A(f), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Applicable Conversion Price at the time in effect, and (iii) the number of ordinary shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(12)	Miscellaneous.

(i)	All calculations under this Article 52A(f) shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The holders of at least 66 2/3% of the outstanding Series A Shares and the holders of a majority of the outstanding Series B Shares shall each have the right to challenge any determination by the Board of fair value pursuant to this Article 52A(f), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii)	No adjustment in the Applicable Conversion Price need to be made if such adjustment would result in a change in such Applicable Conversion Price of less than the then effective par value per Ordinary Share (“Par Value”). Any adjustment of less than Par Value which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment more than the Par Value in such Applicable Conversion Price.

(g)	Voting Rights. Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law allows the Series A Shares and/or the Series B Shares to vote separately as a class with respect to any matters, such Preferred Shares shall vote separately as a class with respect to such matters, except as provided in paragraph (h) below or as expressly provided in the Memorandum and in these Articles.

(h)	Protective Provisions.

(1)	Series B Protective Provisions. In addition to such other limitations as may be provided in the Memorandum and these Articles, any of the following acts (whether by merger, amalgamation, consolidation, scheme of arrangement, amendment or otherwise and whether in a single transaction or in a series of related transactions) shall in each case require the prior written approval of the holder(s) of at least a majority of the outstanding Series B Shares (as used in this Article, the term “Group Companies”, to the extent applicable, includes both the Company and each of its subsidiaries and affiliates, including without limitation the BVI Subsidiary, the Japan Subsidiary, the U.S. Subsidiary and the PRC Subsidiary), provided that where any such act requires the approval of the Members of the Company in accordance with the Law and such consent has not been obtained, the holders of the Series B Shares shall have the voting rights equal to all Members who voted in favour of the resolution plus one:

(i) Adoption or change to the Memorandum or these Articles or other charter documents of any Group Company in a manner that could alter or change the rights, preference or privileges of any Series B Shares;

(ii) Any increase or decrease in the maximum number of directors, or the establishment of any board committee and the delegation of any authority to the Board;

(iii) any issuance by any Group Company of any new securities or any new instruments that are convertible into securities, excluding (i) any issuance of Ordinary Shares upon conversion of Preferred Shares, (ii) any issuance of Ordinary Shares (or options or warrants therefor) under equity incentive plans approved by the Compensation Committee and holders of more than 50% of the Preferred Shares, and (iii) any issuance of securities approved by a majority of the Board, which majority shall include all the Preferred Directors;

(iv) Any issuance of Series B-3 Shares, except pursuant to the exercise of any Investor Warrants as defined in the Series B Purchase Agreement;

(v) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Shares set forth in the these Articles;

(vi) Any authorization, creation or issuance by the Company of any class or series of securities, any instruments that are convertible into securities, or the reclassification of any outstanding securities into securities having rights, powers or preferences superior to or on a parity with, the Series B Shares;

(vii) Any repurchase or redemption of any equity securities of the Company other than pursuant to the respective redemption right of the holders of Series A Shares and the holders of the Series B Shares as provided in these Articles or contractual rights to repurchase Ordinary Shares from the employees, Directors or consultants of any Group Company upon termination of their employment or services;

(viii) An initial public offering of the Company;

(ix) Any liquidation, dissolution, winding up, or other event treated as a liquidation under Article 52A(b) hereof;

(x) Any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company;

(xi) Any increase or decrease in the authorized number of shares of any class of shares of the Company;

(xii) Appointment, replacement or removal of the Chief Executive Officer and Chief Financial Officer of any Group Company;

(xiii) Appointment or change of the auditors of any Group Company in connection with the one-time conversion price adjustment as described in Article 52A(f)(5);

(xiv) The declaration and/or payment of any dividends on any securities of any Group Company provided that, starting from fiscal year 2006, the Company may distribute up to twenty percent (20%) of its distributable net income per fiscal year; provided, further, notwithstanding this subsection (xiv), if the Company elects to exercise its remedies under the Share Pledge Agreement, the Company may distribute more than twenty percent (20%) of its distributable net income upon approval of the Board (including the affirmative votes of at least two Preferred Directors);

(xv) For fiscal year 2006, any purchase, lease and disposal of assets and businesses worth, in the aggregate, more than seven million U.S. dollars (US$7,000,000) by the Group Companies, taken as a whole; and

(xvi) The adoption of, or amendment to, any equity incentive plan of any Group Company prior to January 1, 2007 resulting in the Ordinary Shares issued or issuable to officers, directors, employees or consultants of any Group Company pursuant to such equity incentive plan exceeding 2,467,500 Ordinary Shares, as adjusted for share splits, dividends, combinations, recapitalizations or similar transactions (including any of such shares which are repurchased).

(2)

Series A Protective Provisions. In addition to such other limitations as may be provided in the Memorandum and these Articles, any of the following acts (whether by merger, amalgamation, consolidation, scheme of arrangement, amendment or otherwise and whether in a single transaction or in a series of related transactions) shall in each case require the prior written approval of the holder(s) of more than sixty-six and two-thirds percent (66-2/3%) of the outstanding Series A Shares unless unanimously approved by the Board (as used in this Article, the term “Group Companies”, to the extent applicable, includes both the Company and each of its subsidiaries and affiliates, including without limitation the BVI Subsidiary, the Japan Subsidiary, the U.S. Subsidiary and the PRC Subsidiary), provided that where any such act requires the approval of the Members of the Company in accordance with the Law and such consent has not been obtained, the holders of the Series A Shares shall have the voting rights equal to all Members who voted in favour of the resolution plus one:

(i) Any increase or decrease in the maximum number of directors of the Company;

(ii) Any authorization, creation or issuance by any Group Company of any new securities, any instruments that are convertible into securities, or the reclassification of any outstanding securities having preferences superior to or on parity with, the Series A Shares, excluding (i) any issuance of Ordinary Shares upon conversion of Preferred Shares, and (ii) any issuance of Ordinary Shares (or options or warrants therefor) under equity incentive plans approved by the Compensation Committee and holders of more than 50% of the Preferred Shares;

(iii) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares set forth in these Articles;

(iv) Any repurchase or redemption of any equity securities of the Company other than pursuant to the respective redemption right of the holders of Series A Shares and the holders of the Series B Shares as provided in these Articles or contractual rights to repurchase Ordinary Shares from the employees, Directors or consultants of any Group Company upon termination of their employment or services;

(v) Any increase or decrease in the authorized number of shares of any class of shares of the Company;

(vi) An initial public offering of the Company;

(vii) Adoption or change to the Memorandum or these Articles or other charter documents of any Group Company in a manner that could alter or change the rights, preference or privileges of any Series A Shares;

(viii) Any liquidation, dissolution, winding up, or other event treated as a liquidation under Article 52A(b) hereof;

(ix) Any filing by or against any Group Company for the appointment of a receiver, administrator or other form of external manager, or the winding up, liquidation, bankruptcy or insolvency of any Group Company; and

(x) The declaration and/or payment of any dividends on any securities of any Group Company provided that, starting from fiscal year 2006, the Company may distribute up to twenty percent (20%) of its distributable net income per fiscal year; provided, further, notwithstanding this subsection (x), if the Company elects to exercise its remedies under the Share Pledge Agreement, the Company may distribute more than twenty percent (20%) of its distributable net income upon approval of the Board (including the affirmative votes of at least two Preferred Directors).

(3)	Preferred Share Protective Provisions. In addition to such other limitations as may be provided in the Memorandum and these Articles, any of the following acts (whether by merger, amalgamation, consolidation, scheme of arrangement, amendment or otherwise and whether in a single transaction or in a series of related transactions) shall in each case require the prior written approval of the holder(s) of at least a majority of the outstanding Preferred Shares, voting together as a single class on an as if converted basis (as used in this Article, the term “Group Companies”, to the extent applicable, includes both the Company and each of its subsidiaries and affiliates, including without limitation the BVI Subsidiary, the Japan Subsidiary, the U.S. Subsidiary and the PRC Subsidiary), provided that where any such act requires the approval of the Members of the Company in accordance with the Law and such consent has not been obtained, the holders of the Preferred Shares shall have the voting rights equal to all Members who voted in favour of the resolution plus one:

(i) Appointment, replacement or removal of the Chief Operating Officer of any Group Company;

(ii) Any purchase, lease and disposal of assets and businesses other than in the ordinary course of operations of any Group Company, or any purchase, lease and disposal of assets and businesses worth, in the aggregate, more than four hundred thousand U.S. dollars (US$400,000) by any Group Company;

(iii) Incurrence of debt or other financial accommodation beyond the approved business plan of any Group Company exceeding the amount of one hundred thousand U.S. dollars (US$100,000) per transaction or in the aggregate per month;

(iv) Provision of loans by any Group Company to any person (including employees of any Group Company) in an aggregate amount of more than one hundred thousand U.S. dollars (US$100,000);

(v) Grant by any Group Company of any guarantee, security or other encumbrance in an aggregate amount of more than one hundred thousand U.S. dollars (US$100,000) per transaction;

(vi) Adoption of or material change to any treasury policy or accounting policy, or any change to the fiscal year of any Group Company;

(vii) Establishment of any subsidiary or otherwise acquiring 50% or more of the voting power of an entity (an “Affiliate Entity”), and the signing of any shareholders agreement or joint venture agreement by any Group Company establishing management rights, voting rights, restrictions on transferability, rights of first refusal or rights of first offer with respect to a Group Company, its subsidiary, or such Affiliate Entity;

(viii) Any transaction involving a Group Company, one the one hand, and any of a Group Company’s employees, officers, directors or shareholders or any affiliate of a Group Company’s shareholder or any of its officers, directors or shareholders, on the other hand;

(ix) Any material change in the business scope of any Group Company as set forth in such Group Company’s charter documents or business licenses;

(x) Any transfer, sale or grant of license in any of the Group Companies’ intellectual property or other proprietary rights other than in the ordinary course of business, provided that any grant of exclusive license of substantially all of the Group Companies’ intellectual property shall be deemed to be not in the ordinary course of business;

(xi) Any increase in compensation of any employee of any Group Company by more than thirty percent (30%) in any twelve (12) month period if prior to such increase such employee’s monthly gross salary is equal to or greater than Renminbi 30,000 (or its equivalent in another currency);

(xii) Any expenditures reasonably expected by the Board to exceed the Board-approved annual budget in excess of twenty percent (20%) per month (based on allocating the Board-approved annual budget into twelve equal monthly budgets), individually or in the aggregate, unless otherwise approved by a majority of the Board, which majority shall include all the Preferred Directors;

(xiii) The adoption of, or amendment to, any equity incentive plan of any Group Company; and

(xiv) Appointment or change of the auditors of any Group Company.

(4)	Acts of the PRC Subsidiary. Without limiting the generality of the foregoing and subject to applicable PRC laws and regulations, any of the following acts (whether by merger, amalgamation, consolidation, scheme of arrangement, amendment or otherwise and whether in a single transaction or in a series of related transactions) by the PRC Subsidiary shall in each case require the prior written approval of the holder(s) of a majority of the outstanding Preferred Shares:

(i)	Any amendment to the PRC Subsidiary’s Articles of Association;

(ii)	The liquidation, termination or dissolution of the PRC Subsidiary;

(iii)	Any increase of the registered capital of the PRC Subsidiary or transfer of any equity interest in the PRC Subsidiary;

(iv)	The sale, lease, transfer or other disposition of all or substantially all of the assets of the PRC Subsidiary or any merger or consolidation of the PRC Subsidiary with or into any other business entity; and

(v)	Any issuance of equity securities or equity-like securities of the PRC Subsidiary.

52B.	Ordinary shares

All Ordinary Shares shall:

(a)	have one vote each;

(b)	be subject to redemption, purchase or acquisition by the Company for fair value; and

(c)	be junior and subordinate to the rights of the Preferred Shares with regard to dividends and distributions upon liquidation (and deemed liquidation as provided herein) of the Company.

52C.	Redemption

(a)	Notwithstanding any other provision herein, for the purpose of this Section 52C, “Series B Shares” only means those preferred shares defined as Series B-1 Shares and Series B-2 Shares, and excluding any Series B-3 Shares. Notwithstanding anything to the contrary herein, if the Company fails to consummate (i) a Qualified Public Offering (provided that such failure to consummate a Qualified Public Offering is not solely attributable to the exercise by the holders of Series B Shares of their rights pursuant to Article 52A(h)(1)(viii) above or the Series A Shares of their rights pursuant to Article 52A(h)(2)(vii) above) or (ii) a Trade Sale on or before the fourth anniversary of the Series B-1 Original Issue Date (the “Series B Redemption Start Date”), then, at the election and upon written notice of the holders of at least a majority of the outstanding Series B Shares, the Company shall redeem all, but not less than all, of the outstanding Series B Shares out of funds legally available therefor. The price at which each Series B Share shall be redeemed shall be equal to the greater of:

(x) one hundred percent (100%) of the Series B-1 Issue Price or Series B-2

Issue Price, as applicable, plus all dividends accrued under Article 52A(a) herein with respect to such shares being redeemed but which are unpaid up to the Series B Redemption Start Date for such redeemed shares, including the pro rata portion accrued for any partial year (and as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), and

(y) the fair market value of the Series B-1 Shares or Series B-2 Shares, as applicable, as of the Series B Redemption Start Date, such fair market value to be determined by an independent appraisal, exclusive of liquidity or minority ownership discounts, performed by an independent third party mutually agreed upon by the Company and the shareholder(s) seeking redemption.

The redemption of Series B Shares pursuant to Article 52C(a) hereof shall have its closing (each a “Series B Redemption Closing”) within sixty (60) days of the Series B Redemption Start Date, or on such earlier date as the holder of such Series B Shares and the Company may mutually agree upon in writing.

(b)	The Company shall within sixty (60) days of the Series B Redemption Closing give written notice (the “Series A Redemption Notice”, and the date on which such notice is sent, the “Series A Redemption Notice Date”) to each holder of record of Series A Shares, at the address last shown on the records of the Company for such holder. The Series A Redemption Notice shall indicate that the holders of Series B Shares have elected redemption of their Series B Shares pursuant to the provisions of this Article 52C and shall advise each holder of such Series A Shares that it may, from the Series A Redemption Notice Date until the day that is thirty (30) days following the Series A Redemption Notice Date, elect to have the Company redeem all, but not less than all, of such holder’s Series A Shares out of funds legally available therefor for the Series A Redemption Price (as defined below) in the following manner: (i) 50% of the outstanding Series A Shares within six (6) months following the Series A Redemption Notice Date (“Initial Series A Redemption Closing”), and (ii) the remaining 50% of the outstanding Series A Shares pro rata among the holders thereof within eighteen (18) month following the Series A Redemption Notice Date (“Second Series A Redemption Closing”, together with the Initial Series A Redemption Closing, the “Series A Redemption Closings”), by delivering by hand or by registered mail to the registered office of the Company written notice stating such election.

“Series A Redemption Price” means:

IP x (108%)N, where

IP = Series A Issue Price for such Series A Share; and

N = a fraction the numerator of which is the number of calendar days between the Series A Original Issue Date and the date on which such Series A Share is redeemed and the denominator of which is 365,

plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers, and similar events.

“Trade Sale” means a merger, consolidation or other business combination of the Company with or into another entity where the shareholders of the Company immediately prior to such transaction do not retain a majority of the voting power of the surviving entity or a sale or transfer to any third party of all or substantially all of the assets of the Company.

The Company shall not redeem any Series A Shares, and shall not accept the surrender of any share certificates for the redemption of Series A Shares, until the Company has redeemed all Series B Shares, provided that the holders of Series B Shares have elected to redeem their Series B Shares as set forth in Article 52C(a).

(c)	Just prior to the Series A Redemption Closing or a Series B Redemption Closing, as the case may be, such redeeming holder(s) shall surrender its certificate or certificates representing such Series A Shares or Series B Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and immediately thereupon (such date, the “Redemption Closing Date”) the Series A Redemption Price or Series B Redemption Price, as the case may be, shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable redemption price, upon cancellation of the certificate representing such Series A Shares or Series B Shares to be redeemed, all dividends on such redeemed shares designated for redemption on the date of redemption shall cease to accrue and all rights of the holders thereof, except the right to receive the respective redemption price thereof (including all accrued and unpaid dividend up to the relevant date of redemption), without interest, shall cease and terminate and such Series A Shares shall cease to be issued shares of the Company.

(d)	If on any Redemption Closing Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of such class of Preferred Shares to be redeemed on that day pursuant to this Article 52C, then (i) the number of such class of Preferred Shares then redeemed shall be based ratably on all shares of such class to be redeemed on that Redemption Closing Date, and (ii) the remaining shares of that class of Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. If the Company fails (for whatever reason) to redeem any of the shares redeemable on any Redemption Closing Date, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(e)	To the extent permitted by law, the Company shall procure that the profits of each subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 52C.

53.	Power to issue shares

(1) Subject to Article 52A and to any resolution of the Members to the contrary and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Board may prescribe, provided that no share shall be issued at a discount except in accordance with the Law.

(2) Subject to Article 52A, the Board shall, in connection with the issue of any share, have the power to pay such commission and brokerage as may be permitted by law.

(3) Subject to Article 52A, the Company may from time to time do any one or more of the following things:

(a)	make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares;

(b)	accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up;

(c)	pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and

(d)	issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

54.	Alteration of Capital

(1) Subject to the Law and to these Articles, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum to increase its share capital by new shares of such amount as it thinks expedient or, if the Company is exempted and has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

(2) Subject to the Law and to any contrary provisions in these Articles, the Company may from time to time by ordinary resolution alter the conditions of its Memorandum to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

(3) For the avoidance of doubt it is declared that sub-paragraphs 2(a) and 2(b) above do not apply if the shares of the Company have no par value.

(4) Subject to the Law and to any contrary provisions in these Articles, the Company may from time to time by special resolution reduce its share capital in any way or alter any conditions of its Memorandum relating to share capital.

55.	Alteration of registered office, name and objects

(1) Subject to the Law, the Company may by resolution of its Directors change the location of its Registered Office.

(2) Subject to the Law and to these Articles, the Company may from time to time by special resolution change its name or alter its objects or make any other alteration to its Memorandum for which provision has not been made elsewhere in these Articles.

56.	Variation of rights, alteration of share capital and purchase of shares of the Company

(1) Subject to these Articles, any preferred shares may be issued or converted into shares that, at a determinable date or at the option of the Company, are liable to be redeemed on such terms and in such manner as the Company before the issue or conversion may by an ordinary resolution of the Members determine.

(2) Subject to any contrary provisions in these Articles, if at any time the authorised capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least 66 2/3% of the issued shares of that class or series and of the holders of at least 66 2/3% of the issued shares of any other class or series of shares which may be affected by such variation. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

57.	Registered holder of shares

(1) The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person.

(2) No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder, shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

(3) Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

58.	Death of a joint holder

Where two or more persons are registered as joint holders of a share or shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

59.	Share certificates

(1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

(2) The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom such shares have been allotted.

(3) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

(4) Share certificates may not be issued in bearer form.

60.	Calls on shares

(1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(2) The Board may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

61.	Forfeiture of shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto.

(2) If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose share or shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

62.	Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:-

(a)	the name and address of each Member, the number and, where appropriate, the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member for one year after such person so ceased.

63.	Determination of record dates

Subject to any other provision in these Articles, the Board may fix any date as the record date for:-

(a)	determining the Members entitled to receive any dividend; and

(b)	determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

but, unless so fixed, the record date shall be as follows:

(a)	as regards the entitlement to receive notice of a meeting or notice of any other matter, the date of despatch of the notice;

(b)	as regards the entitlement to vote at a meeting, and any adjournment thereof, the date of the original meeting;

(c)	as regards the entitlement to a dividend or other distribution, the date of the Directors’ resolution declaring the same.

TRANSFER OF SHARES

64.	Instrument of transfer

(1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “C” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

65.	Non-restriction on transfers

Subject to any limitations in the Memorandum or these Articles, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the register of members the name of the transferee of the share; provided that, the Directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the Directors refuse to register a transfer they shall notify the transferee within sixty (60) days of such refusal.

66.	Transfers by joint holders

The joint holders of any share or shares may transfer such share or shares to one or more of such joint holders, and the surviving holder or holders of any share or shares previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

67.	Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 52 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the shares of a deceased Member.

68.	Registration on death or bankruptcy

Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “D” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

69.	Declaration of dividends by the Board

Each of the following acts in this Article 69 is subject in each case to the Law and Articles 52A and 52C hereof:

(1) The Board may, subject to these Articles declare a dividend to be paid to the Members, in proportion to the number of shares held by them and paid up by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets provided that if the shares have no par value, then the dividends shall be paid equally on a per share basis.

(2) Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. With the sanction of an ordinary resolution dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

(3) No dividend shall bear interest against the Company.

(4) With the sanction of an ordinary resolution of the Company the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generality, the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Members in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

(5) With the sanction of an ordinary resolution of the Company (or, as regards a dividend payable in respect of a class of shares, an ordinary resolution passed at a class meeting) the Directors may determine that:

(a)	the persons entitled to participate in the dividend shall have a right of election to accept shares of the Company credited as fully paid in satisfaction of all or (if the Directors so specify or permit) part of their dividend entitlement; or

(b)	a dividend shall be satisfied in whole or specified part by an issue of shares of the Company credited as fully paid up, subject to a right of election on the part of persons entitled to participate in the dividend to receive their dividend entitlement wholly or (if the Directors so permit) partly in cash;

and in either event the Directors may determine all questions that arise concerning the right of election, notification thereof to members, the basis and terms of issue of shares of the Company and otherwise.

70.	Other distributions

Subject to Article 52A, the Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

71.	Reserve fund

The Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

72.	Deduction of Amounts due to the Company

The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

SHARE PREMIUM ACCOUNT

73.	Share Premium Account

Subject to any contrary provisions in these Articles, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account, save that unless expressly authorised by other provisions of these Articles the sanction of an ordinary resolution shall be required for any application of the share premium account in paying dividends to members.

ACCOUNTS AND FINANCIAL STATEMENTS

74.	Records of account

(1) The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if these are not kept such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions at such place as the Board thinks fit.

(2) Subject to any waiver by the Company in general meeting of the requirements of this Article, the Directors shall lay before the Company in general meeting, or circulate to members, financial statements in respect of each financial year of the Company, consisting of:

(a)	a profit and loss account giving a true and fair view of the profit or loss of the Company for the financial year; and

(b)	a balance sheet giving a true and fair view of the state of affairs of the Company at the end of the financial year;

together with a report of the Board reviewing the business of the Company during the financial year. The financial statements and the Directors’ report, together with the auditor’s report, if any, shall be laid before the Company in general meeting, or circulated to members, no later than ninety (90) days after the end of the financial year.

(4) The financial year end of the Company shall be the 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDIT

75.	Appointment of Auditor

(1) The Company may in general meeting appoint Auditors to hold office until the conclusion of the next annual general meeting or at a subsequent extraordinary general meeting in each year, an independent representative of the Members shall be appointed by them as Auditor of the accounts of the Company. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

(2) Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office until the conclusion of the next annual general meeting or earlier removal from office by the Company in general meeting. Unless fixed by the Company in general meeting the remuneration of the Auditors shall be as determined by the Directors. Nothing in this Article shall be construed as making it obligatory to appoint Auditors.

(3) The Auditors shall make a report to the members on the accounts examined by them and on every set of financial statements laid before the Company in general meeting, or circulated to members, pursuant to this Article during the Auditors’ tenure of office.

(4) The Auditors shall have right of access at all times to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditors think necessary for the performance of the Auditors’ duties; and, if the Auditors fail to obtain all the information and explanations which, to the best of their knowledge and belief, are necessary for the purposes of their audit, they shall state that fact in their report to the members.

(5) The Auditors shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by them are to be laid before the Company and to make any statement or explanation they may desire with respect to the financial statements.

(6) The financial statements provided for by these Articles shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

NOTICES

76.	Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

77.	Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

78.	Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

79.	The seal

(1) The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

(2) Notwithstanding the foregoing the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

(3) The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be used.

WINDING-UP

80.	Winding-up/distribution by liquidator

(1) Subject to the Law, the Company may be voluntarily wound-up by a special resolution of Members.

(2) Subject to the Law and any contrary provisions in these Articles, if the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF ARTICLES

81.	Alteration of Articles

Subject to the Law, the Company may from time to time by special resolution alter or amend these Articles in whole or in part.

SCHEDULE - FORM A

P R O X Y

I

of

the holder of                          share in the above-named Company hereby appoint                          or failing him/her                          or failing him/her                          as my proxy to vote on my behalf at the general meeting of the Company to be held on the day of     ,                      20    , and at any adjournment thereof.

Dated this      day of                     , 20

*GIVEN under the seal of the company

*Signed by the above-named

Witness

*	Delete as applicable.

SCHEDULE - FORM B

NOTICE OF LIABILITY TO FORFEITURE FOR NON PAYMENT OF CALL

You have failed to pay the call of [amount of call] made on the      day of                     , 20     last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the      day of                     , 20     last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of          per annum computed from the said      day of                     , 20     last, on or before the      day of                     , 20     next at the place of business of the said Company the share(s) will be liable to be forfeited.

Dated this      day of                     , 20

[Signature of Secretary]

By order of the Board

SCHEDULE - FORM C

TRANSFER OF A SHARE OR SHARES

FOR VALUE RECEIVED	[amount	]

[transferor	]

hereby sell assign and transfer unto	[transferee	]

of	[address	]

[number of shares	]

shares of	[name of Company	]

Dated

(Transferor)
In the presence of:

(Witness)

(Transferee)

In the presence of:

(Witness)

SCHEDULE - FORM D

TRANSFER BY A PERSON BECOMING ENTITLED ON DEATH/BANKRUPTCY

OF A MEMBER

I/We having become entitled in consequence of the [death/bankruptcy] of [name of the deceased Member] to [number] share(s) numbered [number in figures] standing in the register of members of [Company] in the name of the said [name of deceased Member] instead of being registered myself/ourselves elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee his or her executors administrators and assigns subject to the conditions on which the same were held at the time of the execution thereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

WITNESS our hands this      day of                     , 20

Signed by the above-named	)
[person or persons entitled]	)
in the presence of:	)

Signed by the above-named	)
[transferee]	)
in the presence of:	)